Exhibit 99.1

Saga Communications, Inc.

Increases its Quarterly Cash Dividend from $0.30 to $0.32 per Share

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – March 4, 2020 – Saga Communications, Inc. (Nasdaq - SGA) today announced that its Board of Directors increased the quarterly cash dividend 6.7% per share from $0.30 to $0.32 per share. This will be the third increase in the Company’s quarterly cash dividend since the Company started paying a quarterly cash dividend in 2014. The dividend will be paid on April 10, 2020 to shareholders of record on March 16, 2020. The aggregate amount of the payment to be made in connection with the quarterly dividend will be approximately $1.9 million. The quarterly cash dividend will be funded by cash on the Company’s balance sheet. The Company, including this dividend, will have paid over $71 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company intends to pay regular quarterly cash dividends in the future as declared by the Board of Directors. Consistent with returning value to our shareholders, the Board of Directors will also consider declaring special cash dividends, stock dividends, and stock buybacks in the future.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM, 34 AM radio stations and 77 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance,” “intent” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.